Exhibit 99.1

Spark Therapeutics Reports Second Quarter 2015 Results
Confirming guidance for Phase 3 data readout for SPK-RPE65 in 2015; pipeline advancing and expanding
PHILADELPHIA, Penn., August 5, 2015 — Spark Therapeutics (NASDAQ: ONCE) today announced financial results for the quarter ended June 30, 2015 and highlighted its product development progress.
“During the past quarter we’ve made great strides in advancing our clinical programs and we are reaffirming our guidance to report top-line results from our pivotal Phase 3 trial of SPK-RPE65 before the end of the year,” said Jeffrey D. Marrazzo, co-founder and chief executive officer of Spark. “We also expanded our preclinical pipeline with both the selection of a lead program in the area of neurodegenerative diseases and a lead product candidate in our hemophilia A program.”
Highlights from the period include:

•	SPK-RPE65:

◦	On track to report top-line data from our Phase 3 study before the end of the year.

◦	Received orphan product designation in both the United States and the European Union for the treatment of patients with a diagnosis of retinitis pigmentosa due to RPE65 mutations.

•	SPK-CHM:

◦	Completed enrollment in the first dose cohort of our Phase 1/2 trial of SPK-CHM.

◦	Continue to demonstrate that SPK-CHM is safe, with no product-related serious adverse events noted to date.

•	SPK-FIX:

◦	With Pfizer, initiated a Phase 1/2 clinical trial of SPK-9001, the lead vector in our SPK-FIX hemophilia B collaboration following clearance of the IND.

◦	In June, we presented preclinical data on SPK-9001 at the 2015 International Society on Thrombosis and Haemostasis Congress.

•	Preclinical Pipeline:

◦	Inherited Retinal Dystrophies: Initiated the first preclinical studies evaluating the delivery of Spark vectors to the suprachoroidal space by using Clearside Biomedical's microinjector technology.

◦	Hematologic Disorders: Nominated the lead product candidate in our hemophilia A program and are on schedule to initiate IND-enabling studies later this year.

◦	Neurodengenerative Diseases: Selected lead indication and, based on encouraging preclinical proof-of-concept studies, intend to initiate IND-enabling studies in 2015.

•	Human Capital:

◦	Continue to make progress building our organization across the board, with our headcount now at over 80 employees.

•	Strong Cash Position:

◦	Closed the second quarter of 2015 with $223.0 million in cash and equivalents.
Financial Results

Three Months Ended June 30, 2014 and 2015
In the three months ended June 30, 2015, we recognized $1.3 million of revenue associated with our Pfizer collaboration as compared to zero in the three months ended June 30, 2014.
Our research and development expenses for the three months ended June 30, 2015 were $9.3 million versus $2.1 million for the three months ended June 30, 2014. The $7.2 million increase was due to a $5.5 million increase in internal research and development expenses, primarily due to significantly increased headcount, and an increase of

$1.7 million in external research and development, primarily from an increase of $0.9 million in expenses related to clinical trials for SPK-RP65 and SPK-CHM and $0.6 million related to other product candidates.
General and administrative expenses for the three months ended June 30, 2015 were $6.3 million versus $2.0 million for the three months ended June 30, 2014. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $4.3 million increase primarily was due to increased headcount, including stock-based compensation, and costs associated with operating as a public company.
Our net loss applicable to common stockholders for the three months ended June 30, 2015 was $14.3 million, or ($0.60) basic and diluted net loss per common share, as compared with a net loss applicable to common stockholders of $4.2 million, or ($0.79) basic and diluted net loss per common share for the three months ended June 30, 2014.

Six Months Ended June 30, 2014 and 2015
In the six months ended June 30, 2015, we recognized $2.6 million of revenue associated with our Pfizer collaboration and $1.0 million of a non-refundable payment after we concluded discussions on a potential agreement with a pharmaceutical company. In the six months ended June 30, 2014, we recognized $20,000 of revenue associated with our Genable agreement.
Our research and development expenses for the six months ended June 30, 2015 were $17.7 million versus $5.5 million for the six months ended June 30, 2014. The $12.2 million increase was due to a $10.8 million increase in internal research and development expenses, primarily due to significantly increased headcount, and an increase of $1.4 million in external research and development, primarily from an increase of $1.8 million in expenses related to clinical trials for SPK-CHM and SPK-FIX as well as other product candidates, offset by a decrease of $0.4 million in external costs for clinical trials for SPK-RPE65.
General and administrative expenses for the six months ended June 30, 2015 were $10.0 million versus $3.1 million for the six months ended June 30, 2014. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $6.9 million increase primarily was due to increased headcount, including stock-based compensation, and costs associated with operating as a public company.
Our net loss applicable to common stockholders for the six months ended June 30, 2015 was $24.7 million, or ($1.17) basic and diluted net loss per common share, as compared with a net loss applicable to common stockholders of $8.6 million, or ($1.65) basic and diluted net loss per common share for the six months ended June 30, 2014.
As of June 30, 2015, Spark had cash and cash equivalents of $223.0 million, with 24.5 million shares outstanding.
About Spark Therapeutics
Spark is a gene therapy leader seeking to transform the lives of patients suffering from debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating orphan diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65, which has received both breakthrough therapy and orphan product designation, is in a fully enrolled pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark is leveraging the experience and technology utilized in the development of SPK-RPE65 to address a broad spectrum of blinding conditions, starting with the development of SPK-CHM for the potential treatment of choroideremia, currently in a Phase 1/2 clinical trial. Spark also is establishing a pipeline of gene therapy candidates to treat hematologic disorders and neurodegenerative diseases, including through a global collaboration with Pfizer Inc. around the development and commercialization of its SPK-FIX program for the treatment of hemophilia B. Spark’s integrated gene therapy platform builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.

Cautionary Note on Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of the Company’s product candidates and clinical studies and anticipated milestones for 2015. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the results of our Phase 3 clinical trial for SPK-RPE65 may be insufficient to support further development of that product candidate; (ii) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65-mediated IRDs other than LCA; (iii) the improvements in functional vision demonstrated by SPK- RPE65 in our Phase 1 clinical trials may not be sustained; (iv) our product candidate, SPK-CHM, will not demonstrate sufficient clinical data to warrant continued development; (v) that our collaboration with Pfizer will not be successful; and (vi) any one or more of our product candidates in preclincial or clinical development will not successfully be developed and commercialized. For a discussion of other risk and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. All information in the press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Investor Relations
Spark Therapeutics, Inc.
Stephen W. Webster
Chief Financial Officer
(888) 772-7560
or
Media Contact
Ten Bridge Communications
Dan Quinn
(781) 475-7974

Spark Therapeutics, Inc.
Balance Sheets
(Unaudited)

	December 31, 2014	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$74,566,963	$223,047,436
Other receivables	244,393	933,062
Prepaid expenses and deferred financing costs	2,551,912	1,111,171
Total current assets	77,363,268	225,091,669
Property and equipment, net	12,674,372	13,490,170
Other assets	408,211	408,211
Total assets	$90,445,851	$238,990,050
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,676,697	$4,015,432
Accrued expenses and other	3,163,154	3,234,730
Current portion of deferred rent	—	565,458
Current portion of deferred revenue	10,014,377	5,578,558
Total current liabilities	15,854,228	13,394,178
Long-term deferred rent	8,618,489	8,469,083
Long-term deferred revenue	10,767,414	11,640,137
Total liabilities	35,240,131	33,503,398
Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized, 5,000,000 shares; no shares issued or outstanding	—	—
Series A convertible preferred stock, $0.001 par value. Authorized, 5,000,000 shares; issued and outstanding, 5,000,000 shares at December 31, 2014	10,000,000	—
Series B convertible preferred stock, $0.001 par value. Authorized, 45,186,334 shares; issued and outstanding, 45,186,334 shares at December 31, 2014	72,437,203	—
Common stock, $0.001 par value. Authorized, 150,000,000 shares; issued and outstanding, 6,290,317 and 24,543,923 shares at December 31, 2014 and June 30, 2015, respectively.	6,290	24,544
Additional paid-in capital	54,364,833	311,135,063
Accumulated deficit	(81,602,606)	(105,672,955)
Total stockholders’ equity	55,205,720	205,486,652
Total liabilities and stockholders’ equity	$90,445,851	$238,990,050

Spark Therapeutics, Inc.
Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2015	2014	2015
Revenues	$—	$1,288,629	$20,000	$3,563,096
Operating expenses:
Research and development	2,129,573	9,343,972	5,517,306	17,678,080
General and administrative	2,038,909	6,333,123	3,055,032	10,018,003
Total operating expenses	4,168,482	15,677,095	8,572,338	27,696,083
Loss from operations	(4,168,482)	(14,388,466)	(8,552,338)	(24,132,987)
Interest income	98	51,624	98	62,638
Net loss	(4,168,384)	(14,336,842)	(8,552,240)	(24,070,349)
Preferred stock dividends	—	—	—	(634,794)
Net loss applicable to common stockholders	$(4,168,384)	$(14,336,842)	$(8,552,240)	$(24,705,143)
Basic and diluted net loss per common share	$(0.79)	$(0.60)	$(1.65)	$(1.17)
Weighted average basic and diluted common shares outstanding	5,246,089	24,080,420	5,172,231	21,031,708

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